AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
PROGENICS PHARMACEUTICALS, INC.
______________________________

Pursuant to Section 245 of the General Corporation Law of the State of Delaware, the undersigned hereby certifies as follows:

FIRST:                  The name of the corporation is Progenics Pharmaceuticals, Inc.

SECOND:             The original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on the 1st day of December, 1986.

THIRD:                 A resolution proposing this amendment and restatement of the Certificate of Incorporation has been duly (a) adopted by the Board of Directors of the corporation, such resolution setting forth such amendment and restatement and declaring its advisability in accordance with Sections 245 and 242 of the General Corporation Law of the State of Delaware, and (b) approved by the stockholders of the corporation in accordance with Section 242 of such Law.

FOURTH:             This amendment and restatement of the Certificate of Incorporation restates the provisions of the original Certificate of Incorporation as theretofore amended and supplemented and amends Article IV(A) thereof to be and read in its entirety as set forth below.

FIFTH:                   The text of the Certificate of Incorporation of Progenics Pharmaceuticals, Inc. is hereby amended and restated, as follows:

ARTICLE I

The name of the corporation is PROGENICS PHARMACEUTICALS, INC.

ARTICLE II

The corporation’s registered office is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is the United States Corporation Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

(A)           Total Number of Shares of Stock. The total number of shares of stock of all classes that the Corporation shall have authority to issue is one hundred million (100,000,000) shares. The authorized capital stock is divided into twenty million (20,000,000) Preferred Shares of the par value $.001 each and eighty million (80,000,000) shares of Common Stock of the par value of $.0013 each. Subject to all of the rights of the Preferred Shares provided for by resolution or resolutions of the Board of Directors pursuant to this Article IV or by the General Corporation Law of Delaware, the holders of Common Stock shall have full voting powers on all matters requiring stockholder action, each share of such Common Stock being entitled to one vote, and have equal rights of participation in the dividends and assets of the Corporation.

(B)           Preferred Shares. The Preferred Shares may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series, adopted by the Board of Directors as hereinafter provided.

(1)
Authority is hereby expressly granted to the Board of Directors of the Corporation, subject to the provisions of this Article IV and to the limitations prescribed by the General Corporation Law of Delaware, to authorize the issue of one or more series of Preferred Shares, and with respect to each such series to fix by resolution or resolutions providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(a)	The designation of such series;

(b)
The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relationship which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

(c)	Whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(d)	The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(e)
Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the Corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(f)	The extent, if any, to which the holders of shares of such series shall be entitled to vote with respect to the election of directors or otherwise;

(g)	The restrictions, if any, on the issue or reissue of any additional Preferred Shares;

(h)
The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of, or upon the distribution of the assets of, the Corporation; and

(i)	Any other rights, preferences or limitations of the shares of such series consistent with the provisions hereof governing the Preferred Shares.

ARTICLE V

The By-Laws of the corporation may be made, altered, amended, changed, added to or repealed by the Board of Directors without the assent or vote of the stockholders. Elections of directors need not be by ballot unless the By-Laws so provide.

ARTICLE VI

The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of §102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

ARTICLE VII

The corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

ARTICLE VIII

          The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by the Corporation, as of the 8th day of June, 2011.

PROGENICS PHARMACEUTICALS, INC.
By: /s/ Mark R. Baker
Name: Mark R. Baker
Title: Chief Executive Officer

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